Calculation of Filing Fee Tables
S-8
FreeCast, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.0001 per share	Other	2,150,552	$ 1.28	$ 2,752,706.56	0.000087	$ 239.49
2	Equity	Class A Common Stock, par value $0.0001 per share	Other	849,448	$ 4.21	$ 3,576,176.08	0.000087	$ 311.13
Total Offering Amounts:						$ 6,328,882.64		$ 550.62
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 550.62
Offering Note
[1]	This Registration Statement registers an aggregate of 3,000,000 shares of Class A Common Stock issuable under the FreeCast, Inc. 2021 Incentive Award Plan (the "Plan"). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional shares of Class A Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Class A Common Stock. The 3,000,000 shares registered hereby reflect the adjustment to the Plan's original 6,000,000-share reserve resulting from the Registrant's 1-for-2 reverse stock split. Represents shares of Class A Common Stock reserved for issuance pursuant to future awards under the Plan. The proposed maximum offering price per share and maximum aggregate offering price are estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant's Class A Common Stock as reported on The Nasdaq Global Market on November 11, 2026, a date within five business days prior to the filing of this Registration Statement.

[2]	This Registration Statement registers an aggregate of 3,000,000 shares of Class A Common Stock issuable under the FreeCast, Inc. 2021 Incentive Award Plan (the "Plan"). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional shares of Class A Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Class A Common Stock. The 3,000,000 shares registered hereby reflect the adjustment to the Plan's original 6,000,000-share reserve resulting from the Registrant's 1-for-2 reverse stock split. Represents shares of Class A Common Stock issuable upon exercise of outstanding options granted under the Plan. The proposed maximum offering price per share and maximum aggregate offering price are calculated pursuant to Rule 457(h) under the Securities Act based on the weighted-average exercise price of the outstanding options. Of the outstanding options, 125,004 options held by William A. Mobley, Jr. are exercisable for shares of Class B Common Stock. Pursuant to Article II, Section 2.12(c) of the Registrant's Second Amended and Restated Articles of Incorporation, Mr. Mobley may request that the shares issued upon exercise of his options instead be shares of Class A Common Stock. The shares registered hereby include the shares of Class A Common Stock that may be issued pursuant to such request.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources